EXHIBIT 10.43

(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXECUTION COPY

EMPLOYMENT SEPARATION AND RELEASE AGREEMENT

THIS EMPLOYMENT SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into as of the 26th day of March, 2012, by and between Renato Cataldo, an individual (“Executive”), and CPI Corp., a Delaware corporation (alternatively and collectively with its affiliated corporations, “CPI”). Executive and CPI are sometimes individually called “Party” or collectively called “Parties”.
In consideration of the covenants set forth below and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.     Employment Termination. Executive's last day of active employment by CPI was February 8, 2012 (the “Termination Date”). Executive acknowledges and understands that certain of the benefits paid pursuant to this Agreement are being paid by CPI as consideration for Executive's agreement to, and compliance with, this Agreement. Executive further acknowledges and understands that certain of the obligations of CPI under this Agreement are provided for in exchange for the obligations of Executive described below.
2.    Severance Benefits. CPI hereby agrees to pay to Executive the severance benefits as described in Exhibit A, attached hereto and incorporated by this reference (hereinafter the “Severance Benefits”). The Severance Pay obligation arises out of CPI's obligations under the Offer of Employment entered into by the Parties on July 21, 2005 and is not to be construed as consideration under this Agreement.

3.    Release of CPI. With the exception of Executive's Severance Benefits referred to in paragraph 2 above, Executive's Indemnification Rights (as defined in CPI's by-laws), and Executive's rights to take reasonable and good faith adverse positions to CPI in third party proceedings where the interests of CPI and Executive may diverge or be in conflict (“Executive Carve Out Rights”), Executive, on his own behalf and on behalf of his heirs and legal representatives, does hereby release CPI, its affiliated corporations, and their respective directors, officers, executives and agents of and from any and all claims and causes of action for money or other damages or relief of any kind whatsoever from CPI, arising directly or indirectly out of, or in any way related to Executive's employment by CPI or the termination of that employment. Excepting Executive's Carve Out Rights, this release includes, but is not limited to, claims and rights based on (i) written or implied contracts, (ii) legal restrictions on CPI's right to terminate Executive's employment, if any, or (iii) any federal, state or local law or regulation prohibiting employment discrimination, including without limitation, any and all claims arising under or in connection with the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Occupational Safety and Health Act, the Executive Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Immigration Reform and Control Act, the National Labor Relations Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Missouri Human Rights Act, (all such statutes as amended) and any regulations under such authorities, and any other federal, state or local law or regulation applicable to Executive's employment by CPI or the termination of that employment, any public policy, tort, or common law claim.

Nothing contained herein shall be deemed to waive Executive's right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or any other administrative agency, including a challenge to the validity of this Agreement or to participate in an investigation or proceeding conducted by the EEOC or any administrative agency, or the right to sue for breach of this Agreement. Executive does, however, waive his right to any damages or other relief if the EEOC or any administrative agency pursues his claims of discrimination against CPI. Furthermore, nothing contained in this Agreement is intended to limit Executive from pursuing any rights or claims arising initially or for the first time after the date Executive signs this Agreement.
Executive hereby acknowledges that he has read this release and has been advised to consult an attorney with respect to the terms hereof, and that he fully understands and voluntarily accepts such terms. The purpose of this release is to make a full, final and complete settlement of all claims between the parties, known or unknown, arising directly or indirectly out of, or in any way related to Executive's employment by CPI, or the termination of that employment.
Executive acknowledges and agrees that the benefits described in paragraph 2 above are in total satisfaction and discharge of any and all claims of Executive for or with respect to accrued compensation, bonuses, vacation pay, and other employment benefits of any kind whatsoever, and Executive hereby releases and forfeits any and all rights except as otherwise provided in this Agreement. Nothing contained in this Agreement shall be deemed to waive any of Executive's rights with respect to any claim that Executive may have related to his 401k in accordance with ERISA and regulations promulgated thereunder, and in accordance with the terms of the CPI 401K Plan or his Carve Out Rights.
4.    ADEA Waiver. In addition to the provisions contained herein, and by execution of this Agreement, Executive expressly waives any and all rights to claims arising under the Age Discrimination in Employment Act of 1967, as amended, ("ADEA") and:

a)Executive acknowledges that his waiver of rights or claims arising under the ADEA is in writing, written in a manner calculated to be understood, and is understood by him;
b)Executive expressly understands that this waiver refers to rights or claims arising under the ADEA;
c)Executive expressly understands that by execution of this Agreement, he does not waive any ADEA rights or claims that may arise after the date this Agreement is executed;
d)Executive acknowledges that the waiver of his rights on claims arising under the ADEA is in exchange for CPI's obligations to Executive as set out in paragraphs 5 and 10 hereof;
e)Executive acknowledges that CPI expressly advised him by this Agreement to consult with an attorney of his choosing prior to executing this Agreement.
Executive has been advised by CPI that Executive is given a period of twenty-one (21) calendar days following his receipt of this Agreement within which to consider this Agreement. Executive may elect to accept or reject this offer within the time period. If Executive does nothing within the twenty-one (21) day period, CPI shall consider the offer withdrawn. Executive certifies that if he signs this Agreement prior to the expiration of the twenty-one (21) days following his receipt of the Agreement, he does so knowingly and willingly.
Furthermore, Executive acknowledges and understands that for a period of seven (7) calendar days after he signs and delivers this Agreement to CPI, he may change his mind and revoke the Agreement. If Executive desires to revoke the Agreement, Executive must deliver notice of such revocation in writing to Jane E. Nelson, CPI Corp., Legal Department, 1706 Washington Avenue, St. Louis, Missouri 63103, on or before the close of business on the seventh day following Executive's execution and delivery of the Agreement. Consequently, this Agreement will not be in effect until seven (7) days have passed following Executive's signing and delivery of the Agreement. If the revocation is mailed, it shall be deemed effective at the time it is mailed. If hand-delivered, a notice of revocation shall be deemed effective on the date delivered. If Executive gives notice of revocation during the revocation period, this Agreement shall become null and void and all rights and claims of both CPI and Executive, which would have existed but for the execution of this Agreement, shall be restored.
5.    CPI's Release of the Executive. With the exception of Executive's Indemnification Rights and CPI's rights to take reasonable and good faith adverse positions to Executive in third party proceedings where the interests of CPI and Executive may diverge or be in conflict (“CPI Carve Out Rights”), CPI and its predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, employees, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them hereby irrevocably and unconditionally release, acquit, and forever discharge Executive, and Executive's heirs, administrators, representatives, executors, successors, and assigns (“Executive's Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses, whether now known or unknown, suspected or unsuspected, which CPI now has, owns or holds or has at any time heretofore had, owned or held against any of Executive's Released Parties, arising out of or in any way connected with the Executive's employment relationship with CPI and its predecessor and affiliated companies, divisions or subsidiaries, or the termination thereof.
With respect to the claims CPI is waiving herein, CPI acknowledges that CPI is waiving its right to receive money or any other relief in any action instituted by CPI or on CPI's behalf by any other person, entity or government agency.
CPI expressly represents and warrants that it is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that CPI has the full right and power to grant, execute and deliver this Release, and the undertakings and agreements contained herein.

6.     Withholding Taxes. CPI shall have the right to withhold from all payments due Executive hereunder to the extent required by law or regulation, all federal, state and local income and other taxes applicable to such payments.
7.    Nondisclosure. Executive acknowledges that during his employment with CPI, Executive learned information that is confidential and proprietary to CPI, including information concerning CPI's business and its customers, which is not generally known to the public. Executive agrees that he will not use any such information for personal benefit or disclose such information to any other company or individual, either directly or indirectly, without the prior written consent of CPI. The obligations of this paragraph 7 shall not apply, however, to information that becomes generally known to and available for use by the public through no act or omission of Executive.
8. Return of Property. Executive warrants that he has returned or will return to CPI all property of CPI in Executive's possession or under his control, including but not limited to computers, access cards, keys, credit cards, equipment and lists of any kind, including lists of prices, customers, personnel, addresses, vendors, or suppliers. Except as otherwise required by law, to the extent that Executive has CPI information stored on equipment and/or electronic devices that are owned by Executive, Executive represents that all such information will be provided to CPI and permanently deleted from Executive's equipment and/or electronic devices.
9.    Confidentiality/Non-Disparagement. Except as otherwise required by law or legal process, Executive acknowledges and agrees that he will keep the negotiations leading to this Agreement, as well as the terms, amount, and fact of this Agreement strictly and completely confidential, and that he will not communicate or otherwise disclose to any executive or employee of CPI (past, present, or future), or to any member of the general public, the terms, amounts, or fact of this Agreement; provided, however, that Executive may make such disclosures to his attorney, financial and/or tax advisor, his spouse or immediate family members as long as they agree to keep the information confidential.

Executive further agrees that except as related to Executive's Carve Out Rights, he will not take any action detrimental to CPI, nor make, or assist others in making, any negative, disparaging, detrimental, or derogatory statements and/or communications by any method, including orally, in writing, telephonically, or electronically (including without limitation, blogging, tweeting, and participating in chat rooms), against CPI, its directors, officers, vice presidents, or executives, except as may otherwise be required by applicable law or compelled by process of law. Executive understands any breach of this provision is a material breach of this Agreement and in the event of any such breach, CPI will be relieved of its obligations under paragraphs 5 and 10 hereof.
10.    CPI's Non-Disparagement. Except as related to CPI's Carve Out Rights, CPI shall direct its executive officers and directors to not take any action detrimental to Executive, nor make, or assist others in making, any negative, disparaging, detrimental, or derogatory statements and/or communications by any method, including orally, in writing, telephonically, or electronically (including without limitation, blogging, tweeting, and participating in chat rooms), except as may otherwise be required by applicable law or compelled by process of law. CPI understands any breach of this provision is a material breach of this Agreement and in the event of any such breach, Executive will be relieved of his obligations under paragraphs 3 and 9 hereof.
11.    Confidentiality, Non-Compete and Non-Solicitation. Subject to the above, Executive hereby acknowledges, affirms and agrees to comply with his obligations as set forth in that certain Confidentiality, Noncompetition and Nonsolicitation Agreement between Executive and the Company dated as of July 21, 2005.

12.    Default. In the event that either Party breaches any of the provisions of this Agreement, then the other party shall be relieved and discharged from the respective release provisions (paragraph 3 as to Executive and paragraph 5 as to CPI) and the non disparagement provisions ( paragraph 9 as to Executive and paragraph 10 as to CPI). The provisions of this paragraph shall be in addition to, and not in lieu of, any other rights and remedies the parties may have at law or in equity.
13.    Attorney's Fees. In the event that litigation is required to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.
14.     Modification and Waiver/Entire Agreement. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement, and signed by all parties. The failure to enforce any one or more of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions. Executive acknowledges that he has not relied on any written or verbal representation not set forth in this Agreement.
15.    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri. Any action brought for the interpretation, application and/or enforcement of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Missouri and/or the Circuit Court of St. Louis County, Missouri.
17. Counterpart. This Agreement may be signed in single or separate counterparts each of which shall constitute an original.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Renato Cataldo	CPI Corp.

By:

Its: